Exhibit 2.2

FORM OF SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

VERINT SYSTEMS INC.

AND

COGNYTE SOFTWARE LTD.

DATED [●], 2021

i

TABLE OF CONTENTS

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TABLE OF CONTENTS

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SCHEDULES

Schedule 1.1(a)	CES Assets

Schedule 1.1(b)	CES Liabilities

Schedule 1.1(c)	Internal Restructuring

Schedule 1.1(d)	SpinCo Assets

Schedule 1.1(e)	SpinCo Liabilities

Schedule 1.1(f)	Specified Actions

Schedule 1.1(g)	Transferred Entities

Schedule 2.5(b)(ii)	Intercompany Agreements

Schedule 4.11(c)	Mixed Actions

Schedule 6.1(d)	SpinCo Backup Environments

EXHIBITS

Exhibit A	Form of Revised SpinCo Organizational Documents

Exhibit B	Form of Employee Matters Agreement

Exhibit C	Form of Tax Matters Agreement

Exhibit D	Form of Transition Services Agreement

Exhibit E	Form of Trademark Cross License Agreement

Exhibit F	Form of Intellectual Property Cross License Agreement

FORM OF SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated [●], 2021, is by and between Verint Systems Inc., a Delaware corporation (“VSI”), and Cognyte Software Ltd., a company organized under the laws of the State of Israel (“SpinCo”). Capitalized terms used herein and not otherwise defined will have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of VSI (the “VSI Board”) has determined that it is in the best interests of VSI and its stockholders to create a new publicly traded company that will operate the SpinCo Business;

WHEREAS, in anticipation of the Distribution, VSI transferred the Canadian assets of the SpinCo Business to a newly-formed, wholly-owned subsidiary of VSI, Cognyte Canada Inc., a Québec corporation (“New CIS Canada”);

WHEREAS, in furtherance of the foregoing, the VSI Board has determined that it is appropriate and desirable to make a distribution, on a pro rata basis and in accordance with a distribution ratio to be determined by the VSI Board, to holders of VSI Shares on the Record Date of all the outstanding SpinCo Shares owned by VSI (the “Distribution”), and (i) prior to the Distribution, complete the transfer of all of the equity interests of New CIS Canada owned by VSI from VSI to SpinCo (the “New CIS Canada Transfer”) and (ii) immediately following the Distribution, complete the VSI LP Transfer (the New CIS Canada Transfer and VSI LP Transfer, collectively, the “Separation”, and the time at which such Separation is completed, the “Separation Completion Time”);

WHEREAS, to effect the Separation, the Parties have determined that, subject to the terms and conditions herein, it would be desirable for VSI and certain of its Subsidiaries to undertake the Internal Restructuring and to contribute, assign, transfer, convey and deliver (directly or indirectly) to SpinCo or other members of the SpinCo Group, as applicable, the SpinCo Distributed Assets in exchange for (a) the assumption by SpinCo or the other members of the SpinCo Group, as applicable, of the SpinCo Distributed Liabilities and (b) VSI’s receipt of additional SpinCo Shares, all as provided herein;

WHEREAS, SpinCo has been incorporated solely for these purposes and has not engaged in activities except in preparation for the Separation and the Distribution;

WHEREAS, for U.S. federal income tax purposes, the Distribution is intended to qualify as a transaction that is generally tax-free under Section 355 of the Code to VSI and VSI’s stockholders;

WHEREAS, for Israeli tax purposes, the Distribution and Separation, pursuant to and subject to the terms of the applicable ITA Ruling (defined below), will generally be tax-free to SpinCo, VSI and VSI’s stockholders and the Internal Restructuring is intended generally not to be taxable;

WHEREAS, SpinCo and VSI have prepared or will prepare, and SpinCo has filed or will file with the SEC, the Form 20-F, which sets forth disclosure concerning SpinCo, the Separation and the Distribution;

WHEREAS, each of VSI and SpinCo has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of VSI, SpinCo and the other members of their respective Groups following the Distribution;

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of the Parties relating to the Separation and the Distribution, are being entered into together, and would not have been entered into independently; and

WHEREAS, (a) the VSI Board has (i) determined that the Internal Restructuring, Separation, Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements have a valid business purpose, are in furtherance of and consistent with its business strategy and are in the best interests of VSI and its stockholders and (ii) approved this Agreement and each of the Ancillary Agreements and (b) the board of directors of SpinCo has approved this Agreement and each of the Ancillary Agreements to which SpinCo is a party.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms will have the following meanings:

“Action” means any demand, action, claim, counterclaim, dispute, suit, countersuit, arbitration, hearing, inquiry, subpoena, proceeding, examination or investigation of any nature (whether criminal, civil, legislative, administrative, arbitral, regulatory, prosecutorial, appellate or otherwise) by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, when used with respect to a specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by

Contract or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the SpinCo Group will be deemed to be an Affiliate of any member of the CES Group, and (b) no member of the CES Group will be deemed to be an Affiliate of any member of the SpinCo Group.

“Agent” means the trust company or bank duly appointed to act as distribution agent, transfer agent and registrar for the SpinCo Shares in connection with the Distribution.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means all agreements (other than this Agreement) entered into by the Parties or members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, including the Employee Matters Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Trademark Cross License Agreement, the Intellectual Property Cross License Agreement, the Transfer and Assignment Agreement and the Transfer Documents.

“Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

“Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any Contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Certification” has the meaning set forth in Section 2.11.

“CES Accounts” has the meaning set forth in Section 2.7(a).

“CES Assets” means all Assets of VSI, SpinCo or any other member of their respective Groups as of the Effective Time, other than the SpinCo Assets, it being understood that the CES Assets will include (without duplication) the assets set forth on Schedule 1.1(a).

“CES Business” means (a) the business and operations conducted prior to the Separation Completion Time comprising what is referred to in the VSI 10-K as the Customer Engagement segment; and (b) any other business (other than referred to in clause (a) of the definition of SpinCo Business) directly conducted by any member of the CES Group as of immediately prior to the Separation Completion Time.

“CES Group” means VSI and each Person that is a Subsidiary of VSI (other than SpinCo and any other member of the SpinCo Group).

“CES Indemnitees” has the meaning set forth in Section 4.2.

“CES Liabilities” means all short term and long-term liabilities relating to or arising from the CES Business or the CES Assets, it being understood that the CES Liabilities will include (without limitation or duplication):

(a)    all Liabilities of VSI and the other members of the CES Group, other than any SpinCo Liabilities;

(b)    all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 20-F or any other Disclosure Documents relating to the CES Business;

(c)    the costs and expenses allocated to VSI pursuant to Section 10.9;

(d)    all Liabilities assumed or allocated to any member of the CES Group pursuant to any of the Ancillary Agreements, pursuant to the terms of such Ancillary Agreement;

(e)    all Liabilities associated with the CES Specified Actions; and

(f)    the Liabilities set forth on Schedule 1.1(b).

“CES Portion” has the meaning set forth in Section 2.6.

“CES Specified Actions” means the Actions specified as “Remainco liabilities” on Schedule 1.1(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any agreement, understanding, contract, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking (whether written or oral and whether express or implied) that is legally binding, but excluding this Agreement and any Ancillary Agreement except as otherwise provided in this Agreement or the applicable Ancillary Agreement.

“De Minimis Amount” has the meaning set forth in Section 6.3.

“Disclosure Document” means any registration statement under the Exchange Act (including the Form 20-F) filed with the SEC by or on behalf of VSI or SpinCo and any information statement, prospectus, offering memorandum, offering circular, periodic report or similar disclosure document delivered to VSI’s stockholders, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation or the Distribution or the SpinCo Group or primarily relates to the transactions contemplated hereby.

“Dispute” has the meaning set forth in Section 7.1.

“Dispute Notice” has the meaning set forth in Section 7.2(a).

“Distribution” has the meaning set forth in the Recitals.

“Distribution Time” means 5:01 p.m. Eastern Standard Time, on the Spin-off Date.

“Effective Time” means immediately after the Distribution Time.

“Employee Matters Agreement” means the Employee Matters Agreement to be entered into between VSI and SpinCo in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement, substantially in the form attached as Exhibit B.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Force Majeure” means, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, pandemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, (i) the receipt by a Party of an unsolicited takeover offer or other acquisition proposal and such Party’s response thereto and (ii) any change after the date of this Agreement in any Law applicable to VSI, SpinCo, or any member of their respective Groups, in either case even if unforeseen or unavoidable, will not be deemed an event of Force Majeure.

“Form 20-F” means the registration statement on Form 20-F (or other appropriate form) filed by SpinCo with the SEC to effect the registration of SpinCo Shares pursuant to Section 12(b) of the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Governmental Approvals” means any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, provincial, local, domestic, foreign, supranational or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Group” means either the SpinCo Group or the CES Group, as the context requires. Reference to a Party’s respective Group means (a) the CES Group, in the case of VSI and (b) the SpinCo Group, in the case of SpinCo.

“Indemnifying Party” has the meaning set forth in Section 4.4(a).

“Indemnitee” has the meaning set forth in Section 4.4(a).

“Indemnity Payment” has the meaning set forth in Section 4.4(a).

“Insurance Proceeds” means those monies:

(a)    received by an insured from an insurance carrier; or

(b)    paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof; provided that with respect to a captive insurance arrangement, Insurance Proceeds will only include amounts received by the captive insurer in respect of any reinsurance arrangement.

“Intellectual Property” means all of the following whether arising under the Laws of any U.S. state, the United States or of any foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, accounts with Facebook, LinkedIn, Twitter and similar social media platforms, registrations and related rights, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, and (f) any other intellectual property rights.

“Intellectual Property Cross License Agreement” means the Intellectual Property Cross License Agreement to be entered into between VSI and SpinCo in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement, substantially in the form attached as Exhibit F.

“Internal Restructuring” means the internal restructuring steps set forth on Schedule 1.1(c).

“JAMS” means Judicial Arbitration and Mediation Services, Inc.

“Law” means all applicable national, supranational, federal, state, provincial, local or similar laws (including common law), statutes, ordinances, orders, decrees, codes, rules, regulations, policies or guidelines promulgated, or judgments, decisions, orders or arbitration awards, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” means all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any Contract, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Linked” has the meaning set forth in Section 2.7(a).

“Losses” means actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Mediation Period” has the meaning set forth in Section 7.2(e).

“Mixed Actions” has the meaning set forth in Section 4.12(c).

“NASDAQ” means the NASDAQ Global Select Market.

“New CIS Canada” has the meaning set forth in the Preamble.

“New CIS Canada Transfer” has the meaning set forth in the Preamble.

“Non-Competition Period” has the meaning set forth in Section 8.2(a).

“Party” or “Parties” means a party or the parties to this Agreement.

“Permits” means permits, approvals, authorizations, consents, licenses, exemptions or certificates issued by any Governmental Authority.

“Person” means an individual, a general or limited partnership, a company, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Personal Information” means any information relating to an identified or identifiable natural person and other similar terms as defined under applicable Laws.

“Prime Rate” means the rate that The Wall Street Journal publishes as its prime rate.

“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials protected by the work product doctrine, as to which a Party or any other member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and work product privileges.

“Record Date” means the close of business on the date to be determined by the VSI Board as the record date for determining holders of VSI Shares entitled to receive SpinCo Shares pursuant to the Distribution.

“Record Holders” means the holders of record of VSI Shares as of the Record Date.

“Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing or registration issued, filed with, or recorded by any Governmental Authority.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Revised SpinCo Organizational Documents” means the revised organizational documents of SpinCo, substantially in the form attached as Exhibit A.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” has the meaning set forth in the Recitals.

“Separation Completion Time” has the meaning set forth in the Recitals.

“Shared Contract” means any Contract of any member of either Group entered into prior to the Effective Time that relates to or inures to the benefit of burden of both the

SpinCo Business and the CES Business and either (a) the Parties specifically intended to amend or divide, modify, partially assign or replicate (in whole or in part) the respective rights and obligations under and in respect of such Contract prior to the Separation Completion Time, but were not able to do so prior to the Separation Completion Time or (b) either Party discovers the existence of such Contract prior to the date that is 12 months after the Separation Completion Time and had the Parties given specific consideration to such Contract they would have amended or divided, modified, partially assigned or replicated (in whole or in part) the respective rights and obligations under and in respect of such Contract. For the avoidance of doubt, no Contract which the Parties gave specific consideration to (as described in the first sentence of this definition) prior to the date of this Agreement will be considered a Shared Contract unless the Parties expressly agree otherwise.

“Spin-off Date” means the date of the consummation of the Distribution, which will be determined by the VSI Board in its sole and absolute discretion, and which will be the same date as the Separation Completion Time.

“SpinCo” has the meaning set forth in the Preamble.

“SpinCo Accounts” has the meaning set forth in Section 2.7(a).

“SpinCo Assets” means the following assets (without limitation or duplication):

(a)    the shares of capital stock or other equity interests of each Transferred Entity and corporate books and records of each Transferred Entity;

(b)    Contracts used or held for use primarily in the SpinCo Business, unless otherwise provided on Schedule 1.1(d);

(c)    the leased real property listed on Schedule 1.1(d)(i), together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof, and each real property lease or sublease related to such leased real property;

(d)    the owned real property listed on Schedule 1.1(d)(ii), together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(e)    the fixed assets and tangible personal property (other than inventory), including fixtures, trade fixtures, building equipment, fittings, furniture, computer and other information systems hardware, office equipment, and other tangible personal property, in each case, used or held for use in the SpinCo Business and either (i) listed on Schedule 1.1(d)(iii)(A) or (ii) located at the locations listed on Schedule 1.1(d)(iii)(B);

(f)    all cars, trucks and other motor vehicles used or held for use in the SpinCo Business;

(g)    all inventory used or held for use exclusively in the SpinCo Business;

(h)    the Registered Intellectual Property set forth on Schedule 1.1(d)(iv), the Unregistered Intellectual Property set forth on Schedule 1.1(d)(v) and all other Unregistered Intellectual Property primarily related to the SpinCo Business;

(i)    all Permits held by a Transferred Entity or otherwise used or held for use exclusively in the SpinCo Business;

(j)    any counterclaims, setoffs or defenses that may be available with respect to any SpinCo Liabilities;

(k)    all rights, claims, credits, causes of action or rights of set off with respect to Third Parties to the extent relating to or arising from the SpinCo Assets or SpinCo Liabilities, including rights under vendors’ and manufacturers’ warranties, indemnities, guaranties and rights, claims, damages or causes of action related to infringement, violation or misappropriation of any Intellectual Property;

(l)    all Assets reflected as Assets on the SpinCo Balance Sheet, unless otherwise provided under this Agreement;

(m)    all data (whether in hardcopy or digital form) primarily related to the SpinCo Business (for the avoidance of doubt, the allocation of data under this Agreement will not abrogate or otherwise conflict with either Party’s rights with respect to the use of or access to data in this Agreement or any Ancillary Agreement); and

(n)    all other Assets set forth on Schedule 1.1(d)(vi); and

(o)    all goodwill associated with any of the foregoing assets.

“SpinCo Balance Sheet” means the audited historical consolidated balance sheet of SpinCo, including the notes thereto, as of January 31, 2020 and as of July 31, 2020, as presented in the Form 20-F made available to Record Holders.

“SpinCo Business” means (a) the business and operations conducted prior to the Separation Completion Time comprising what is referred to in the VSI 10-K as the Cyber Intelligence segment; and (b) any other business (other than referred to in clause (a) of the definition of CES Business) directly conducted by any member of the SpinCo Group as of immediately prior to the Separation Completion Time.

“SpinCo Designees” means any and all entities (including corporations, companies, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by SpinCo for the purposes of accepting the transfer, assignment or assumption of SpinCo Assets or SpinCo Liabilities from VSI, pursuant to Section 2.1 and that will be members of the SpinCo Group as of immediately prior to the Effective Time.

“SpinCo Distributed Assets” means the SpinCo Assets, other than the interests in New CIS Canada.

“SpinCo Distributed Liabilities” means the SpinCo Liabilities, other than the Liabilities of New CIS Canada.

“SpinCo Group” means (a) prior to the Separation Completion Time, SpinCo and each Person that will be a Subsidiary of SpinCo as of immediately after the Separation Completion Time, including the Transferred Entities, even if, prior to the Separation Completion Time, such Person is not a Subsidiary of SpinCo; and (b) at and after the Separation Completion Time, SpinCo and each Person that is a Subsidiary of SpinCo.

“SpinCo Indemnitees” has the meaning set forth in Section 4.3.

“SpinCo Liabilities” means all short term and long-term Liabilities primarily relating to or arising from the SpinCo Business or the SpinCo Assets, including (without limitation or duplication):

(a)    all Liabilities of SpinCo and the other members of the SpinCo Group;

(b)    all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 20-F or any other Disclosure Documents, other than those statements relating to the CES Business;

(c)    the costs and expenses allocated to SpinCo pursuant to Section 10.9;

(d)    all Liabilities assumed or allocated to any member of the SpinCo Group pursuant to any of the Ancillary Agreements, pursuant to the terms of such Ancillary Agreement;

(e)    all Liabilities associated with the SpinCo Specified Actions;

(f)    all Liabilities reflected as Liabilities or obligations on the SpinCo Balance Sheet, unless otherwise provided under this Agreement; and

(g)    the Liabilities set forth on Schedule 1.1(e).

“SpinCo Portion” has the meaning set forth in Section 2.6.

“SpinCo Released Persons” has the meaning set forth in Section 4.1(b).

“SpinCo Shares” means all of the shares of SpinCo.

“SpinCo Specified Actions” means the Actions specified as “SpinCo liabilities” on Schedule 1.1(f).

“Steering Committee” has the meaning set forth in Section 7.2(b).

“Subsidiary” means, with respect to any Person, any company, corporation, limited liability company, joint venture, partnership or other entity of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into between VSI and SpinCo in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement, substantially in the form attached as Exhibit C.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Third Party” means any Person other than the Parties or any other members of the CES Group or the SpinCo Group.

“Third-Party Claim” has the meaning set forth in Section 4.5(a).

“Trademark Cross License Agreement” means the Trademark Cross License Agreement to be entered into between VSI and SpinCo in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement, substantially in the form attached as Exhibit E.

“Transfer and Assignment Agreement” means the Transfer and Assignment Agreement, effective as of January 31, 2021, between VSI and SpinCo.

“Transfer Documents” has the meaning set forth in Section 2.1(b).

“Transferred Entities” means the entities set forth on Schedule 1.1(g).

“Transition Services Agreement” means the Transition Services Agreement to be entered into between VSI and SpinCo in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement, substantially in the form attached as Exhibit D.

“Unregistered Intellectual Property” means any Intellectual Property other than Registered Intellectual Property.

“Unreleased CES Liability” has the meaning set forth in Section 2.3(b)(ii).

“Unreleased SpinCo Liability” has the meaning set forth in Section 2.3(a)(ii).

“VSI” has the meaning set forth in the Preamble.

“VSI 10-K” means the VSI Annual Report on Form 10-K for the fiscal year ended January 31, 2020.

“VSI Board” has the meaning set forth in the Recitals.

“VSI Credit Facilities” means (i) the credit agreement dated as of June 29, 2017 by and among VSI, as borrower, the subsidiaries of VSI from time to time party thereto as subsidiary borrowers, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party from time to time thereto (as amended as of January 31, 2019 and June 9, 2020 and as may be further amended, amended and restated, supplemented, otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), and any successor credit facility or facility entered into to refinance the facility provided for in such Credit Agreement and (ii) VSI’s 1.50% Convertible Senior Notes due 2021, together with the warrants and other instruments governing the related convertible note hedge transactions, and any successor debt securities issued to refinance such Convertible Notes.

“VSI Released Persons” has the meaning set forth in Section 4.1(a).

“VSI Shares” means the common shares of VSI, $0.001 par value per share.

“VSI LP Transfer” has the meaning set forth in Section 3.2(a).

ARTICLE II

THE SEPARATION

2.1    Transfer of Assets and Assumption of Liabilities.

(a)    Effective immediately following the Distribution:

(i)    Transfer and Assignment of SpinCo Distributed Assets. VSI will, and will cause the other applicable members of the CES Group to, contribute, assign, transfer, convey and deliver to SpinCo, or the applicable SpinCo Designees, and SpinCo or such SpinCo Designees will accept from VSI and the applicable members of the CES Group, all of VSI’s and such CES Group member’s respective direct or indirect right, title and interest in and to all of the SpinCo Distributed Assets (it being understood that if any SpinCo Distributed Asset will be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such SpinCo Distributed Asset may be assigned, transferred, conveyed and delivered to SpinCo as a result of the transfer of all of the equity interests in such Transferred Entity from VSI or the other applicable members of the CES Group to SpinCo or the applicable SpinCo Designee), such that the SpinCo Group will own, to the extent that it does not already own, all of the SpinCo Distributed Assets.

(ii)    Acceptance and Assumption of SpinCo Distributed Liabilities. SpinCo and the applicable SpinCo Designees will accept, assume and agree faithfully to perform, discharge and fulfill all the SpinCo Distributed Liabilities in accordance with their respective terms (it being understood that if any SpinCo Distributed Liability is a liability of a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such SpinCo Distributed Liability will be deemed assumed by SpinCo for the purpose of this Agreement as a result of and immediately following the transfer of all of the equity interests in such Transferred Entity from VSI or the other applicable members of the CES Group to SpinCo or the applicable SpinCo Designee and each such Transferred Entity and such SpinCo Designee will be required to perform, discharge and fulfill all such SpinCo Distributed Liabilities in accordance with their respective terms), such that the SpinCo Group will be liable for, to the extent it is not already liable for, all SpinCo Distributed Liabilities, except that nothing herein will be deemed to create a guarantee by SpinCo to the performance, discharge or fulfilment of any SpinCo Distributed Liability to be performed by any SpinCo Designee. SpinCo or such SpinCo Designees, as the case may be, will be responsible for all SpinCo Distributed Liabilities, regardless of when or where such SpinCo Distributed Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such SpinCo Distributed Liabilities are asserted or determined (including any SpinCo Distributed Liabilities arising out of claims made by VSI’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the CES Group or the SpinCo Group) or whether asserted or determined prior to or subsequent to the Effective Time, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the CES Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(iii)    Transfer and Assignment of CES Assets. VSI and SpinCo will cause SpinCo and the other applicable members of the SpinCo Group to contribute, assign, transfer, convey and deliver to VSI or certain members of the CES Group designated by VSI, and VSI or such other members of the CES Group will accept from SpinCo and the applicable members of the SpinCo Group, all of SpinCo’s and such SpinCo Group members’ respective direct or indirect right, title and interest in and to all CES Assets, such that the CES Group will own, to the extent that it does not already own, all of the CES Assets.

(iv)    Acceptance and Assumption of CES Liabilities. VSI and the other applicable members of the CES Group designated by VSI will accept, assume and agree faithfully to perform, discharge and fulfill all the CES Liabilities held by SpinCo or any SpinCo Designee and VSI and the other applicable members of the CES Group will be responsible for all CES Liabilities in accordance with their respective terms, such that the CES Group will be liable for, to the extent it is not already liable for, all CES Liabilities, except that nothing herein will be deemed to create a guarantee by VSI to the performance, discharge or fulfilment of any CES Liability to be performed by any applicable member of the CES Group designated by VSI. VSI or such applicable member of the CES Group designated by VSI, as the case may be, will be responsible for all CES Liabilities, regardless of when or where such CES Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such CES Liabilities are asserted or determined (including any CES Liabilities arising out of claims made by VSI’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the CES Group or the SpinCo Group) or whether asserted or determined prior to or subsequent to the Effective Time, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the CES Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b)    Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the acceptance and assumption of the Liabilities in accordance with Section 2.1(a), (i) each of VSI and SpinCo will execute and deliver, and will cause the applicable other members of its Group to execute and deliver, to the other, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other and the applicable other members of its Group in accordance with Section 2.1(a), and (ii) each of VSI and SpinCo will execute and deliver, and will cause the applicable other members of its Group to execute and deliver, to the other, such assumptions of Contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party or the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) will be referred to collectively herein as the “Transfer Documents.”

(c)    Misallocations; Primarily Related Assets and Liabilities. If at any time or from time to time (whether prior to, at, or after the Effective Time), one Party (or any other member of such Party’s Group) receives or otherwise possesses any Asset that is or should have been allocated to the other Party (or any other member of such other Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party will promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to such member of such Party’s Group), and such Party (or other member of such Party’s Group) will accept such Asset, without further consideration. Prior to any such transfer, the Person receiving or possessing such Asset will hold such Asset in trust for such other Person. In the event that, at any time or from time to time (whether prior to, at, or after the Effective Time), one Party (or any other member of such Party’s Group) receives or otherwise is obligated for any Liability that is or should have been allocated to the other Party (or any other member of such other Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party will promptly transfer, or cause to be transferred, such Liability to the Party (or to such member of such Party’s Group) responsible therefor, and the Party (or other member of such Party’s Group) responsible therefor will accept, assume and agree to faithfully perform such Liability, without further consideration. To the extent there is a good faith disagreement between the Parties as to the allocation of an Asset or Liability under this Agreement or any Ancillary Agreement (for example, whether or not it is “primarily” related to the SpinCo Business), such Asset

(and any associated Liability) or Liability (and any associated Asset) will be allocated to VSI, unless (i) otherwise agreed by the Parties at the time of such disagreement or (ii) pending a final, non-appealable determination pursuant to the dispute resolutions provisions set forth in Article VII (provided that in the event of a dispute, such disputed Asset (and any associated Liability) or Liability (and any associated Asset) will be allocated to VSI unless and until a final, non-appealable determination of such dispute to the contrary pursuant to Article VII). For the avoidance of doubt, in the event that at any time or from time to time (whether prior to, at, or after the Effective Time), one Party (or any member of such Party’s Group) makes a payment in respect of any Liability that is or should have been allocated to the other Party pursuant to this Agreement or any Ancillary Agreement, such other Party will reimburse the first Party for the amount so paid as promptly as is reasonably practicable following delivery of written evidence of such payment.

(d)    Waiver of Bulk-Sale and Bulk-Transfer Laws. SpinCo hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Distributed Assets to any member of the SpinCo Group. VSI hereby waives compliance by each and every member of the CES Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the CES Assets to any member of the CES Group.

2.2    Approvals and Notifications.

(a)    To the extent that the transfer or assignment of any Asset or the assumption of any Liability contemplated herein requires any Approvals or Notifications, the Parties will use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between the Parties, neither Party will be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b)    If and to the extent that the valid, complete and perfected transfer or assignment of any Asset or assumption of any Liability contemplated herein would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made by the Effective Time then, unless the Parties otherwise mutually determine, the transfer or assignment of such Asset or the assumption of such Liability, as the case may be, will be automatically deemed deferred and any such purported transfer, assignment or assumption will be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Assets will continue to constitute SpinCo Assets or CES Assets, as the case may be, and any such Liabilities will continue to constitute SpinCo Liabilities or CES Liabilities, as the case may be, for all other purposes of this Agreement and the Person retaining such Asset or Liability will thereafter hold such

Asset or Liability, as the case may be, for the use and benefit or burden, as applicable, insofar as reasonably possible, of the Person entitled thereto or obligated thereon hereunder (at such entitled Person’s sole expense). The Parties will use their respective commercially reasonable efforts to continue to seek to remove all legal impediments or obtain such Approvals or Notifications (as applicable) as soon as reasonably practicable. The Person retaining such Asset or Liability will treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Person entitled to receive such Asset or obligated to assume such Liability and develop and implement arrangements to place the Person entitled to receive such Asset or obligated to assume such Liability, insofar as reasonably possible and to the extent not prohibited by applicable Law or the relevant Contract, in the same position as if such Asset or Liability, as the case may be, had been transferred, assigned or assumed as contemplated hereby such that all the benefits and burdens relating to such Asset or Liability, as the case may be, inure to the applicable Group.

(c)    If and when the applicable legal impediments are removed or such Approvals or Notifications have been obtained or made, the transfer or assignment of the applicable Asset or the assumption of the applicable Liability, as the case may be, will be effected automatically in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement, without further consideration and without further action of the Parties. In the case of an Asset (including, for the avoidance of doubt, any SpinCo Asset) with a value in excess of $3.0 million, if the applicable legal impediments have not been removed (or Approvals have not been obtained or Notifications have not been made, as applicable) within the six-month period following the Distribution, the Parties will cooperate to expeditiously sell for cash such Asset to a buyer unrelated to the Parties or expeditiously wind down the Asset (and, in the case of equity in an entity, wind down and dispose of all business assets owned directly or indirectly by such entity). Such sale or wind-down will occur before the first anniversary of the Distribution. The Person entitled to receive such Asset under this Agreement will receive any proceeds of such sale or wind-down. Unless otherwise extended by the mutual written agreement of the Parties on arms-length terms negotiated by the Parties subsequent to the Distribution, the obligations set forth in this Section 2.2 will terminate on the two-year anniversary of the Distribution.

2.3    Novation of Liabilities.

(a)    Novation of Distributed SpinCo Liabilities.

(i)    Each of the Parties, at the request of the other, will use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all SpinCo Distributed Liabilities and obtain in writing the unconditional release of each member of the CES Group that is a party to any related agreement, lease, license or other obligation or Liability, so that, in any such case, the members of the SpinCo Group will be solely responsible for such SpinCo Distributed Liabilities; provided that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither VSI nor

SpinCo will be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(ii)    If the Parties are unable to obtain, or cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the CES Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased SpinCo Liability”), SpinCo will, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the CES Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the CES Group that constitute Unreleased SpinCo Liabilities from and after the Effective Time in accordance with the terms thereunder and (B) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the CES Group. If and when any such consent, substitution, approval, amendment or release is obtained or the Unreleased SpinCo Liabilities otherwise becomes assignable or able to be novated, VSI will promptly assign, or cause to be assigned, and SpinCo or the applicable SpinCo Group member will assume, such Unreleased SpinCo Liabilities without exchange of further consideration.

(b)    Novation of CES Liabilities.

(i)    Each of the Parties, at the request of the other, will use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all CES Liabilities and obtain in writing the unconditional release of each member of the SpinCo Group that is a party to any related agreement, lease, license or other obligation or Liability, so that, in any such case, the members of the CES Group will be solely responsible for such CES Liabilities; provided that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither VSI nor SpinCo will be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(ii)    If the Parties are unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the SpinCo Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased CES Liability”), VSI will, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the SpinCo Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the SpinCo Group that constitute Unreleased CES

Liabilities from and after the Effective Time in accordance with the terms thereunder and (B) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the SpinCo Group. If and when any such consent, substitution, approval, amendment or release is obtained or the Unreleased CES Liabilities otherwise becomes assignable or able to be novated, SpinCo will promptly assign, or cause to be assigned, and CES or the applicable CES Group member will assume, such Unreleased CES Liabilities without exchange of further consideration.

2.4    Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.3:

(a)    Each of the Parties will, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to, effective at or prior to the Effective Time: (i) have any member(s) of the CES Group removed as guarantor of, indemnitor of or obligor for any SpinCo Distributed Liability, including the removal of any Security Interest on or in any CES Asset that may serve as collateral or security for any such SpinCo Distributed Liability; and (ii) have any member(s) of the SpinCo Group removed as guarantor of, indemnitor of or obligor for any CES Liability, including the removal of any Security Interest on or in any SpinCo Distributed Asset that may serve as collateral or security for any such CES Liability.

(b)    To the extent required to obtain a release from a guarantee or indemnity by:

(i)    any member of the CES Group, SpinCo will (or will cause one or more other members of the SpinCo Group to) execute a guarantee or indemnity agreement in the form of the existing guarantee or indemnity or such other form as is agreed to by the relevant parties to such guarantee or indemnity agreement, which agreement will include the removal of any Security Interest on or in any CES Asset that may serve as collateral or security for any such SpinCo Distributed Liability, except to the extent that such existing guarantee or indemnity contains representations, covenants or other terms or provisions either (A) with which SpinCo would be reasonably unable to comply or (B) which SpinCo would not reasonably be able to avoid breaching; and

(ii)    any member of the SpinCo Group, VSI will (or will cause one or more other members of the CES Group to) execute a guarantee or indemnity agreement in the form of the existing guarantee or indemnity or such other form as is agreed to by the relevant parties to such guarantee or indemnity agreement, which agreement will include the removal of any Security Interest on or in any SpinCo Distributed Asset that may serve as collateral or security for any such CES Liability, except to the extent that such existing guarantee or indemnity contains representations, covenants or other terms or provisions either (A) with which VSI would be reasonably unable to comply or (B) which VSI would not reasonably be able to avoid breaching.

(c)    If the Parties are unable to obtain, or to cause to be obtained, any such required removal or release as set forth in Sections 2.4(a) and (b): (i) VSI, SpinCo or the other relevant member of the CES Group or the SpinCo Group, as applicable, that has assumed the Liability with respect to such guarantee or indemnity will indemnify, defend and hold harmless the guarantor, indemnitor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and will, as agent or subcontractor for such guarantor, indemnitor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor, indemnitor or obligor thereunder in accordance with its terms; and (ii) each of VSI and SpinCo, on behalf of itself and the other members of the CES Group or the SpinCo Group, respectively, agree not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, Contract or other obligation for which any other Party or a member of such other Party’s Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such other Party.

2.5    Termination of Agreements.

(a)    Except as set forth in Section 2.5(b), in furtherance of the releases and other provisions of Section 4.1, SpinCo and each other member of the SpinCo Group, on the one hand, and VSI and each other member of the CES Group, on the other hand, hereby terminate any and all Contracts, between or among any member of the SpinCo Group, on the one hand, and any member of the CES Group, on the other hand, effective as of the Effective Time. No such terminated Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the Effective Time. Each Party will, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)    The provisions of Section 2.5(a) will not apply to any of the following Contracts (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by VSI, SpinCo or any other member of their respective Groups or to be continued from and after the Effective Time); (ii) any Contracts listed or described on Schedule 2.5(b)(ii); (iii) any Contracts to which any Third Party is a party; (iv) any Contracts under which any intercompany accounts payable or accounts receivable accrued as of the Effective Time are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practice, which will be settled in the manner contemplated by Section 2.5(c); (v) any Contracts to which any non-wholly owned Subsidiary of VSI or SpinCo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (vi) any Shared Contracts.

(c)    All intercompany accounts receivable and accounts payable between any member of the CES Group, on the one hand, and any member of the SpinCo Group, on the other hand, outstanding as of the Effective Time and arising out of the Contracts described in Section 2.5(b), or out of the provision, prior to the Effective Time, of the services to be provided following the Effective Time pursuant to any of the Ancillary Agreements will be paid or settled following the Effective Time in the ordinary course of business or, if otherwise mutually agreed prior to the Effective Time by duly authorized representatives of SpinCo and VSI, cancelled, assigned or assumed by SpinCo or VSI or one or more Subsidiaries of SpinCo or VSI.

2.6    Treatment of Shared Contracts. The Parties will, and will cause the other members of their respective Groups to, use commercially reasonable efforts to work together (and, if necessary and desirable, to work with the applicable Third Party to such Shared Contract) in an effort to divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (a) a member of the SpinCo Group is the beneficiary of the rights and is responsible for the obligations in respect of that portion of such Shared Contract relating to the SpinCo Business (the “SpinCo Portion”), which rights will be a SpinCo Asset and which obligations will be a SpinCo Liability, and (b) a member of the CES Group is the beneficiary of the rights and is responsible for the obligations in respect of that portion of such Shared Contract relating to the CES Business (the “CES Portion”), which rights will be a CES Asset and which obligations will be a CES Liability. If the Parties are not able to enter into an arrangement to formally divide, partially assign, modify or replicate such Shared Contract as contemplated by the previous sentence, then the Parties will, and will cause the applicable other members of their respective Groups to, cooperate in any lawful arrangement to provide that a member of the SpinCo Group will receive the interest in the benefits and obligations of the SpinCo Portion under such Shared Contract and a member of the CES Group will receive the interest in the benefits and obligations of the CES Portion under such Shared Contract; provided, however, that no Party will be required to take any action in furtherance of this Section 2.6 that would require the expenditure of money (other than any payment obligations under the applicable Shared Contract or commercially reasonable fees for any advisor or service provider a Party may engage in connection with the matters described in this this Section 2.6) and neither Party will be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person (other than any payment obligations under the applicable Shared Contract) in furtherance of this Section 2.6.

2.7    Bank Accounts; Cash Balances.

(a)    Each Party agrees to take, and cause the other members of its Group to take, prior to the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all Contracts governing each bank or brokerage account owned by VSI or any other member of the CES Group (collectively, the “CES Accounts”) so that each such SpinCo Account and CES Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any account of the other Party is de-Linked.

(b)    With respect to any outstanding checks issued or payments initiated by VSI, SpinCo or any other member of their respective Groups prior to the Effective Time, such outstanding checks and payments will be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(c)    As between VSI and SpinCo (and the other members of their respective Groups), all payments made and reimbursements received after the Effective Time to or by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or other member of such other Party’s Group), will be held by such receiving Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such receiving Party of any such payment or reimbursement, VSI or SpinCo, as applicable, will pay over, or will cause the applicable other member of its Group to pay over, to such other Party the amount of such payment or reimbursement without right of set-off.

2.8    Ancillary Agreements. Effective at or prior to the Effective Time, each Party will, or will cause each applicable other member of its Group to, execute and deliver all Ancillary Agreements to which it is a party.

2.9    VSI Credit Facilities. VSI will use reasonable best efforts to take or cause to be taken all actions, and enter into (or cause the members of the CES Group to enter into) such agreements and arrangements, as will be necessary to cause, as of the Spin-off Date, (a) the removal of the members of the SpinCo Group from all VSI Credit Facilities and (b) the members of the SpinCo Group to be fully and unconditionally released from all Liabilities in respect of the VSI Credit Facilities. All Liabilities in respect of the VSI Credit Facilities are CES Liabilities and VSI will indemnify the members of the SpinCo Group from any Liabilities suffered by such members of the SpinCo Group to the extent arising out of, resulting from or relating to the VSI Credit Facilities. Without limiting the foregoing, after the Spin-off Date, (i) VSI will not, and will not permit any member of the VSI Group to, renew, extend, modify, amend or supplement any VSI Credit Facility in any manner that would increase, extend or give rise to any Liability of a member of the SpinCo Group under such VSI Credit Facilities and (ii) with respect to any VSI Credit Facility for which any member of the SpinCo Group was not removed and fully and unconditionally released from all Liabilities in respect of such VSI Credit Facility prior to the Distribution, VSI will continue to use reasonable best efforts to cause such removal and release.

2.10    Disclaimer of Representations and Warranties. EACH OF VSI (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE CES GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY

AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF ANY ASSETS OF SUCH PARTY OR ANY OTHER MEMBER OF ITS GROUP, OR ANY OTHER MATTER CONCERNING ANY ASSETS OR LIABILITIES OF SUCH PARTY OR ANY OTHER MEMBER OF ITS GROUP, OR AS TO THE EXISTENCE OR ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET OR LIABILITY, INCLUDING ANY ACCOUNTS RECEIVABLE OR ACCOUNTS PAYABLE, OF EITHER PARTY OR ANY OTHER MEMBER OF ITS GROUP, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES WILL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (B) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH. Each of VSI (on behalf of itself and each member of the CES Group) and SpinCo (on behalf of itself and each member of the SpinCo Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in this Section 2.10 is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction or if, under the Laws of any jurisdiction, both VSI or any member of the CES Group, on the one hand, and SpinCo or any member of the SpinCo Group, on the other hand, are jointly or severally liable for any CES Liability or any SpinCo Liability (except as expressly set forth herein or in any Ancillary Agreement), respectively, then the Parties intend that, notwithstanding any provision to the contrary under the Laws of such jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) will prevail for any and all purposes among the Parties and their respective Subsidiaries.

2.11    Financial Information Certifications.

(a)    VSI’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to SpinCo and the other members of the SpinCo Group as its Subsidiaries. In order to enable the principal executive officer and principal financial officer of SpinCo to make any certifications that may be required of them under Sections 302 and 906 of the Sarbanes-Oxley Act, VSI will, as soon as reasonably practicable following a request for such information from SpinCo, provide SpinCo with one or more certifications with respect to such disclosure controls and procedures, its internal control over financial reporting and the effectiveness thereof that SpinCo may require (each, a “Certification”). Any such Certification(s) provided by VSI to SpinCo under this Section 2.11 will be provided by VSI (and not by any officer or employee in their individual capacity).

(b)    In order to enable the principal executive officer and principal financial officer of VSI to make the certifications required of them under Sections 302 and 906 of the Sarbanes-Oxley Act) with respect to any quarterly or annual fiscal period of VSI beginning on or prior to the Distribution, SpinCo will, as soon as reasonably practicable following a request for such information from VSI, provide VSI with one or more Certifications. Any such Certification(s) provided by SpinCo to VSI under this Section 2.11 will be provided by SpinCo (and not by any officer or employee in their individual capacity).

ARTICLE III

THE DISTRIBUTION

3.1    Sole and Absolute Discretion; Cooperation.

(a)    VSI will, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, VSI may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing will in any way limit VSI’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

(b)    SpinCo will cooperate with VSI to accomplish the Distribution and will, at VSI’s direction, to the extent permitted by applicable Law, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of SpinCo Shares on the Form 20-F. VSI will select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors. SpinCo and VSI will provide to the Agent any information required in order to complete the Distribution.

3.2    Actions Prior to the Distribution. Prior to the Distribution Time and subject to the terms and conditions set forth herein, the Parties will take, or cause to be taken, the following actions in connection with the Distribution:

(a)    VSI LP Transfer and Assignment Agreement. Prior to the Spin-off Date, VSI and SpinCo will execute the Transfer and Assignment Agreement which requires the transfer by VSI of its ownership of all the equity interests in each of Cognyte Software LP and Cognyte Systems Ltd., to SpinCo immediately following the Distribution (the “VSI LP Transfer”).

(b)    New CIS Canada Transfer and Internal Restructuring. To the extent not already completed, each of VSI and SpinCo will, and will cause their Affiliates to, consummate the New CIS Canada Transfer and Internal Restructuring.

(c)    Notice to NASDAQ. VSI will, to the extent possible and necessary, give NASDAQ not less than 10 days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(d)    Revised SpinCo Organizational Documents. On or prior to the Spin-off Date, VSI and SpinCo will take all necessary actions so that, as of the Distribution Time, the Revised SpinCo Organizational Documents will become the organizational documents of SpinCo.

(e)    SpinCo Directors and Officers. On or prior to the Spin-off Date, the Parties will take all necessary actions so that as of the Distribution Time: (i) the directors and officers of SpinCo will be those set forth in the Disclosure Documents made available to the Record Holders prior to the Spin-off Date, unless otherwise agreed by the Parties, and (ii) SpinCo will have such other officers as the board of directors of SpinCo will appoint.

(f)    NASDAQ Exchange. SpinCo will prepare and file and use its reasonable best efforts to have approved an application to permit listing of the SpinCo Shares to be distributed in the Distribution on NASDAQ, subject to official notice of issuance.

(g)    Securities Law Matters. SpinCo will file any registration statements, amendments or supplements to the Form 20-F as may be necessary or advisable in order to cause the Form 20-F to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. The Parties will cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof that are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. The Parties will prepare, and SpinCo will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters that VSI determines are necessary or desirable to effectuate the Distribution, and VSI and SpinCo will each use their respective reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. The Parties will take all such action as may be necessary or appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(h)    Mailing of Form 20-F. VSI will, as soon as is reasonably practical after the Form 20-F is declared effective by the SEC under the Exchange Act and the VSI Board has approved the Distribution, cause copies of the Form 20-F to be mailed to the Record Holders.

(i)    The Distribution Agent. VSI will enter into a distribution agent agreement, or such other agreement as may be necessary, with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(j)    Financing Transactions. In connection with the Separation and prior to the Effective Time, the Parties will cooperate with respect to and undertake such financing transactions (which may also include the transfer of cash between the CES Group and the SpinCo Group) as VSI determines to be advisable.

3.3    Conditions to the Distribution.

(a)    The consummation of the Distribution will be subject to the satisfaction, or waiver, in whole or in part, by VSI in its sole and absolute discretion, of the following conditions:

(i)    The Internal Restructuring will have been consummated in all material respects (subject to Section 2.2).

(ii)    The New CIS Canada Transfer and the execution of the Transfer and Assignment Agreement will have been consummated in all material respects (subject to Section 2.2).

(iii)    All corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby by each Party will have been obtained.

(iv)    VSI will have received an opinion of Jones Day that the Distribution will qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355 of the Code to VSI and the stockholders of VSI.

(v)    VSI will have received final tax rulings from the Israeli Tax Authority (each such ruling, an “ITA Ruling”) providing that, for Israeli income tax purposes, the Distribution and the Separation, subject to the terms of the applicable ITA Ruling, are generally tax-free to VSI, SpinCo and VSI’s stockholders, and confirming certain matters with respect to the treatment of equity awards under the Parent Equity Plans as referred to in the Employment Matters Agreement.

(vi)    VSI will have received from the United States Internal Revenue Service (1) a “transactional ruling” within the meaning of Rev. Proc. 2017-52 consistent with qualification of the Separation and Distribution under sections 368(a)(1)(D) and 355 of the Code, and (2) a ruling that SpinCo will be treated as a domestic corporation for U.S. federal income tax purposes under Section 7874 of the Code.

(vii)    The SEC will have declared effective the Form 20-F; no order suspending the effectiveness of the Form 20-F will be in effect; and no proceedings for such purposes will be pending before or threatened by the SEC.

(viii)    Copies of the Form 20-F will have been mailed to the Record Holders.

(ix)    The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws (and any comparable Laws under any foreign jurisdiction) and the rules and regulations thereunder will have been taken or made, and, where applicable, will have become effective or been accepted.

(x)    Any Governmental Approvals required for the consummation of the Separation and the Distribution will have been obtained.

(xi)    No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto will be in effect.

(xii)    The SpinCo Shares to be distributed to the stockholders of VSI in the Distribution will have been accepted for listing on NASDAQ, subject to official notice of issuance.

(xiii)    Each of the Ancillary Agreements will have been duly executed and delivered by the applicable parties thereto.

(xiv)    An independent valuation firm will have delivered one or more opinions to the VSI Board confirming the solvency and financial viability of each of VSI and SpinCo immediately after the consummation of the Distribution, and such opinions will be acceptable to VSI in form and substance in VSI’s sole discretion, and such opinions will not have been withdrawn, rescinded or modified in any respect.

(xv)    If, and to the extent, required by applicable Law, VSI will have, and will have procured that any applicable Subsidiary will have, informed, consulted or more generally involved any relevant employee representative bodies in connection with the Separation, the Distribution or the other transactions contemplated hereby.

(xvi)    No other event or development will have occurred or will exist (including any material breach of the representations, warranties, covenants or agreements of this Agreement) that, in the judgment of the VSI Board, in its sole discretion, makes it inadvisable to effect the Separation, the Distribution or the other transactions contemplated hereby.

(b)    The foregoing conditions are for the sole benefit of VSI and will not give rise to or create any duty on the part of VSI or the VSI Board to waive or not waive any such condition or in any way limit VSI’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the VSI Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) will be conclusive and binding on the Parties.

3.4    The Distribution.

(a)    Subject to Section 3.3, at or prior to the Distribution Time, SpinCo will deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding SpinCo Shares as is necessary to effect the Distribution, and will cause the transfer agent for the VSI Shares to instruct the Agent to distribute at the Distribution Time the appropriate number of SpinCo Shares to each such Record Holder or designated transferee or transferees of such Record Holder by crediting such number of SpinCo Shares to book-entry accounts of such Record Holder or designated transferee or transferees of such Record Holder. The Distribution will be effective at the Distribution Time.

(b)    Subject to Section 3.3, each Record Holder will be entitled to receive in the Distribution a number of whole SpinCo Shares to be determined by resolution of the VSI Board, for every one VSI Share held by such Record Holder on the Record Date, rounded down to the nearest whole number.

(c)    Until the SpinCo Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Distribution Time, SpinCo will regard the Persons entitled to receive such SpinCo Shares as record holders of such SpinCo Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. SpinCo agrees that, subject to any transfers of such SpinCo Shares, from and after the Distribution Time (i) each such record holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the SpinCo Shares then held by such record holder, and (ii) each such record holder will be entitled, without any action on the part of such record holder, to receive evidence of ownership of the SpinCo Shares then held by such record holder.

ARTICLE IV

MUTUAL RELEASES, INDEMNIFICATION AND LITIGATION

4.1    Release of Pre-Distribution Claims.

(a)    SpinCo Release of CES Group. Except as provided in Sections 4.1(c) and 4.3, effective as of the Effective Time, SpinCo does hereby, for itself and for each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by Law, for all Persons who at any time prior to the

Effective Time have been shareholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) VSI and the other members of the CES Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the CES Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns and (iii) all Persons who at any time prior to the Effective Time are or have been shareholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of either of SpinCo or another member of the SpinCo Group (collectively, the “VSI Released Persons”), in each case from: (A) all SpinCo Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities.

(b)    VSI Release of SpinCo Group. Except as provided in Sections 4.1(c) and 4.2, effective as of the Effective Time, VSI does hereby, for itself and for each other member of the CES Group and their respective successors and assigns, and, to the extent permitted by Law, for all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the CES Group (in each case, in their respective capacities as such), remise, release and forever discharge SpinCo and the other members of the SpinCo Group, and their respective successors and assigns (collectively, the “SpinCo Released Persons”), from (i) all CES Liabilities, (ii) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (iii) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the CES Business, the CES Assets or the CES Liabilities.

(c)    Obligations Not Affected. Nothing contained in Sections 4.1(a) or 4.1(b) will impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any Contracts that are specified in Sections 2.5(b) and (c) or the applicable Schedule to Section 2.5(b) as not terminating as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) will release any Person from:

(i)    any Liability provided in or resulting from any Contract among any members of the CES Group or the SpinCo Group that is specified in Sections 2.5(b) and (c) or the applicable Schedule to Section 2.5(b) as not to terminate as of the Effective Time, or any other Liability specified in Sections 2.5(b) and (c) as not to terminate as of the Effective Time;

(ii)    any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)    any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv)    any Liability that the Parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties or members of their Groups by Third Parties, which Liability will be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v)    any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1; provided, however, that each Party agrees not to and to cause the other members of its Group not to bring suit against any VSI Released Person or any SpinCo Released Person, as applicable, with respect to any such Liability.

In addition, nothing contained in Section 4.1(a) will release any member of the CES Group from honoring its existing obligations to indemnify any director, officer or employee of SpinCo who was a director, officer or employee of any member of the CES Group at or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations, it being understood that, if the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo will indemnify VSI for such Liability (including VSI’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d)    No Claims. SpinCo will not make, and will not permit any other member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any VSI Released Person, with respect to any Liabilities released pursuant to Section 4.1(a). VSI will not make, and will not permit any other member of the CES Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any SpinCo Released Person, with respect to any Liabilities released pursuant to Section 4.1(b).

(e)    Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party will cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2    Indemnification by SpinCo. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, SpinCo will, and will cause the other members of the SpinCo Group to, indemnify, defend and hold harmless VSI, each other member of the CES Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “CES Indemnitees”), from and against any and all Liabilities relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)    any SpinCo Liability;

(b)    any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities in accordance with their terms, whether prior to, at or after the Effective Time;

(c)    any breach by SpinCo or any other member of the SpinCo Group of this Agreement or any of the Ancillary Agreements; and

(d)    except to the extent it relates to a CES Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the SpinCo Group by any member of the CES Group that survives following the Separation Completion Time.

4.3    Indemnification by VSI. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, VSI will, and will cause the other members of the CES Group to, indemnify, defend and hold harmless SpinCo, each other member of the SpinCo Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)    any CES Liability;

(b)    any failure of VSI, any other member of the CES Group or any other Person to pay, perform or otherwise promptly discharge any CES Liabilities in accordance with their terms, whether prior to, at or after the Effective Time;

(c)    any breach by VSI or any other member of the CES Group of this Agreement or any of the Ancillary Agreements; and

(d)    except to the extent it relates to a SpinCo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the CES Group by any member of the SpinCo Group that survives following the Separation Completion Time.

4.4    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)    The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (including pursuant to any indemnity from a Third Party) (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability (including pursuant to any indemnity from a Third Party). If an Indemnitee receives a payment (an “Indemnity Payment”) under this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within ten calendar days of receipt of such Insurance Proceeds or other amounts, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)    The Parties agree that an insurer or other Person (including pursuant to any indemnity from a Third Party) that would otherwise be obligated to pay any claim will not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party will be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the liability allocation, indemnification and contribution provisions hereof. Each Party will, and will cause the members of its Group to, use commercially reasonable efforts to seek or collect or recover any Insurance Proceeds or any indemnity by any Third Party that may be collectible or recoverable with respect to the Liabilities for which indemnification or contribution may be available under this Article IV; provided that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or indemnity from a Third Party will not limit the Indemnifying Party’s obligations under this Agreement.

4.5    Procedures for Indemnification of Third-Party Claims.

(a)    Notice of Claims. If, after the Effective Time, an Indemnitee receives notice or otherwise learns of the assertion by a Person (including any Governmental

Authority) who is not a member of the CES Group or the SpinCo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee will give such Indemnifying Party written notice thereof as soon as practicable, but in any event no later than 14 days after becoming aware of such Third-Party Claim. Any such notice will describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) will not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent (if any) to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b)    Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise, subject to Section 4.5(e)), at its own expense and with its own counsel, any Third-Party Claim; provided that prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it will first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party will indemnify the Indemnitee for any Liabilities to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party will not be bound by such acknowledgment, (B) the Indemnifying Party will promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee will have the right to assume the defense of such Third-Party Claim. Within 30 days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party will provide written notice to the Indemnitee indicating whether the Indemnifying Party will assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within 30 days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim will be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c)    Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party will be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and will not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within 30 days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party will be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d)    Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim or has subsequently released the control of such defense to the Indemnitee as contemplated hereby, nevertheless will have the right to employ separate counsel (including local counsel, as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel will be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) will not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Indemnitee or Indemnifying Party will cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee in good faith determines that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee will have the right to employ separate counsel (including local counsel, as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party will bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e)    No Settlement. No Party may settle or compromise any Third-Party Claim for which the other Party is seeking to be indemnified hereunder without the prior written consent of such other Party, which consent may not be unreasonably withheld, conditioned or delayed, unless such settlement or compromise is solely for monetary damages that are fully payable, and are capable of being paid in full, by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party (or any other member of its Group or any of their respective past, present or future directors, officers or employees) and provides for a full, unconditional and irrevocable release of such other Party (and each other relevant member of its Group and any of its or their relevant past, present, or future directors, officers or employees) from all Liability in connection with the Third-Party Claim. Whether or not the Indemnifying Party will have assumed the defense of a Third-Party Claim, the Indemnitee will not admit any liability with respect to, or settle or compromise such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld, conditioned or delayed. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which such Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within 30 days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal will be deemed to have consented to the terms of such proposal.

4.6    Additional Matters.

(a)    Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV will be paid reasonably promptly (but in any event within 30 days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV will remain operative and in full force and effect, regardless of (i) any investigation made at any time by or on behalf of any Indemnitee and (ii) the knowledge at any time by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b)    Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim will be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party as soon as practicable, but in any event within 14 days after receipt of actual knowledge of such claim (or sooner if the nature of the claim so requires); provided that the failure by an Indemnitee to so assert any such claim will not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is actually prejudiced thereby. Such Indemnifying Party will have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such specified claim will be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee will, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)    Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then such other Party will use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d)    Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)    Substitution. In the event of an Action for which an Indemnitee is entitled to indemnification hereunder in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party will so request, the Parties will endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant will allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and, subject to the other provisions of this Article IV, the Indemnifying Party will fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, reasonable attorneys’ fees, reasonable experts’ fees and all other reasonable external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7    Right of Contribution.

(a)    Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party will contribute to the amounts paid or payable by the Indemnitee as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the other members of its Group, on the one hand, and the Indemnitee entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)    Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the ownership, operation or activities of the SpinCo Business prior to the Effective Time will be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault will be deemed to be the fault of VSI or any other member of the CES Group; and (ii) any fault associated with the ownership, operation or activities of the CES Business prior to the Effective Time will be deemed to be the fault of VSI and the other members of the CES Group, and no such fault will be deemed to be the fault of SpinCo or any other member of the SpinCo Group.

4.8    Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the other members of such Party’s Group or any Person claiming through it or any of them will bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any SpinCo Liabilities by SpinCo or any other member of the SpinCo Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any CES Liabilities by VSI or any other member of the CES Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9    Remedies Cumulative. The remedies provided in this Article IV will be cumulative and will not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10    Survival of Indemnities. The rights and obligations of each of VSI and SpinCo and the respective Indemnitees under this Article IV will survive (a) the sale or other transfer by either Party or any member of its respective Group of any assets or businesses or the assignment by it of any liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its assets, restructuring, recapitalization, reorganization or similar transaction involving a Party or any of the other members of such Party’s Group.

4.11    Management of Certain Actions. This Section 4.11 will govern the direction of certain pending and future Actions in which members of the SpinCo Group or the CES Group are named as parties, but will not alter the allocation of Liabilities set forth in Article II or the rights and obligations under Section 4.5 unless expressly set forth in this Section 4.11.

(a)    Management of SpinCo Specified Actions. From and after the Effective Time, the SpinCo Group will direct the defense or prosecution of any (i) SpinCo Specified Actions and (ii) any other Actions that constitute only SpinCo Liabilities or SpinCo Assets. If an Action that constitutes solely a SpinCo Liability or a SpinCo Asset (including a SpinCo Specified Action) names a member of the CES Group as a party thereto (where or not commenced after the Effective Time), then SpinCo will use its commercially reasonable efforts to cause such member of the CES Group to be removed as a party to such Action. To the extent that a member of the CES Group remains a party to such an Action, the Parties will reasonably cooperate and consult with each other, and to the extent necessary or advisable, maintain a joint defense in a manner that would preserve for VSI, SpinCo and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect to such Action. Notwithstanding anything to the contrary herein, the Parties may jointly retain counsel (at SpinCo’s expense) or retain separate counsel (in which case each Party will bear the cost of its separate counsel, other than in the event of a conflict of interest, in which case VSI’s separate counsel will be at SpinCo’s expense). No Party will add any other Party (or any other member of such other Party’s Group) to any Action contemplated by this Section 4.11(a) pending as of the Effective Time without the prior written consent of such other Party.

(b)    Management of CES Specified Actions. From and after the Effective Time, the CES Group will direct the defense or prosecution of any (i) CES Specified Actions and (ii) any other Actions that constitute only CES Liabilities or CES Assets. If an Action that constitutes solely a CES Liability or a CES Asset (including a CES Specified Action) names a member of the SpinCo Group as a party thereto (whether or not commenced after the Effective Time), then VSI will use its commercially reasonable efforts to cause such member of the SpinCo Group to be removed as a party to such Action. To the extent that a member of the SpinCo Group remains a party to such an Action, the Parties will reasonably cooperate and consult with each other, and to the extent necessary or advisable, maintain a joint defense in a manner that would preserve for VSI, SpinCo and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect to such Action. Notwithstanding anything to the contrary herein, the Parties may jointly retain counsel (at VSI’s expense) or retain separate counsel (in which case each Party will bear the cost of its separate counsel, other than in the event of a conflict of interest, in which case SpinCo’s separate counsel will be at VSI’s expense). No Party will add any other Party (or any other Member of such other Party’s Group) to any Action contemplated by this Section 4.11(b) pending as of the Effective Time without the prior written consent of such other Party.

(c)    Management of Mixed Actions. From and after the Effective Time, the Parties will jointly manage (whether as co-defendants or co-plaintiffs) any (i) Actions set forth on Schedule 4.11(c) (except as otherwise set forth therein), (ii) any other Action that constitutes both a SpinCo Asset and a CES Asset and (iii) any other Action that constitutes both a SpinCo Liability and a CES Liability (clauses (i), (ii) and (iii), the “Mixed Actions”). The Parties will reasonably cooperate and consult with each other, and to the extent necessary or advisable, maintain a joint defense in a manner that would preserve for VSI, SpinCo and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect to Mixed Actions. Notwithstanding anything to the contrary herein, the Parties may jointly retain counsel (in which case the cost of counsel will be shared equally by VSI, on the one hand, and SpinCo, on the other hand, unless otherwise agreed to by the Parties) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any Mixed Action; provided that, unless otherwise provided herein or otherwise agreed to by the Parties, VSI, on the one hand, and SpinCo, on the other hand, will share equally discovery and other joint litigation costs. In any Mixed Action, each of VSI and SpinCo may pursue separate defenses, claims, counterclaims or settlements to those claims relating to the CES Business or the SpinCo Business, respectively; provided that each Party will in good faith make all reasonable efforts to avoid adverse effects on the other Party. Notwithstanding anything to the contrary herein, unless otherwise provided on Schedule 4.11(c), (i) if a judgment is obtained with respect to a Mixed Action, the Parties will endeavor in good faith to allocate the Liabilities in respect of such judgment between them based on the CES Business and the SpinCo Business, and otherwise will share equally such Liabilities; and (ii) if a recovery is obtained with respect to a Mixed Action, the Parties will endeavor in good faith to allocate the Assets in respect of such recovery between them based on their respective injuries, and otherwise will share equally such Assets. A Party (or another member of its Group) that is not named as a defendant in a Mixed Action may elect to become a party to such Mixed Action, and the Party (or other member of its Group) named in such Mixed Action will reasonably cooperate to have such first Party (or other member of its Group) named in such Mixed Action.

(d)    Delegation of Rights of Recovery. To the maximum extent permitted by applicable Law, the rights to recovery of each member of a Party’s Group in respect of any past, present or future Action are hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation will satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. Each of the Parties and each of the other members of its Group will execute such further instruments or documents as may be necessary to effect such delegation.

4.12    Settlement of Actions. No Party managing an Action pursuant to Section 4.11 will settle or compromise such Action without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed) if such settlement or compromise would result in any remedy or relief being imposed upon any member of such other Party’s Group (or any of such Group’s respective past, present or future directors, officers, employees, other personnel or agents).

ARTICLE V

CERTAIN OTHER MATTERS

5.1    Insurance Matters.

(a)    Prior to the Effective Time, the Parties will use commercially reasonable efforts to obtain separate insurance policies for SpinCo and the other members of the SpinCo Group to become effective on (or before) the Effective Time. From and after the Effective Time, neither SpinCo nor any other member of the SpinCo Group will have any rights to or under any of the insurance policies of VSI or any other member of the CES Group, other than under the director and officer liability insurance runoff policy that will be effective as of the Effective Time. At the Effective Time, the SpinCo Group will have in effect all insurance programs required to comply with the contractual obligations of the SpinCo Group and such other insurance policies required by applicable Law or as reasonably necessary or appropriate for companies operating a business similar to the SpinCo Business.

(b)    SpinCo does hereby, for itself and each other member of the SpinCo Group, agree that no member of the CES Group will have any Liability whatsoever as a result of the insurance policies and practices of VSI and the other members of the CES Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

5.2    Payments and Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount payable or reimbursable by one Party to another Party under this Agreement or any Ancillary Agreement will be paid within 30 days after the receipt of an invoice therefor by the Party responsible for such payment from the other Party. Any such amount not paid by such due date will accrue interest from and including the date immediately following such due date through and including the date of payment at a rate per annum equal to the Prime Rate plus 2.0% (compounded monthly). Such rate will be redetermined as of the first business day of each calendar quarter following such due date. Such interest will be payable at the same time as the payment to which it relates and will be calculated on the basis of a year of 365 days and the actual number of days for which due. If any Party incurs costs to enforce such payment or reimbursement obligations of the other Party, the Party against whom such enforcement was sought will indemnify and hold harmless the Party seeking such enforcement for the costs of such enforcement, including reasonable attorneys’ fees.

5.3    Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, VSI (and the other members of the CES Group) will be independent of SpinCo (and the other members of the SpinCo Group), and SpinCo (and the other members of the SpinCo Group) will be independent of VSI (and the other members of the CES Group), in each case with responsibility for its own respective actions and inactions and its own respective Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in this Agreement or any Ancillary Agreement, and each Party will and will cause the other members of its Group to (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party (or the other members of its Group).

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1    Agreement for Exchange of Information.

(a)    Subject to Section 6.9, any other applicable confidentiality obligations, any Ancillary Agreement or any other agreement between the Parties or other members of their respective Groups, each of VSI and SpinCo, on behalf of itself and each other member of its respective Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the other members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of the Party receiving such request (or any other member of such Party’s Group), to the requesting Party or other member of such Party’s Group to the extent that such information is not in the possession of the requesting Party’s Group and:

(i)    such information belongs to SpinCo or relates to the SpinCo Business, or any SpinCo Asset or SpinCo Liability, if SpinCo or any other member of the SpinCo Group is the requesting Party, or belongs to VSI or relates to the CES Business, or any CES Asset or CES Liability, if VSI or any other member of the CES Group is the requesting Party;

(ii)    such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or

(iii)    such information is required by the requesting Party or any other member of such Party’s Group to comply with its regulatory reporting obligations or any other obligation imposed by any Governmental Authority;

provided, however, that (x) if the Party to whom the request has been made determines that any such provision of information could be materially detrimental to the Party providing the information or any other member of such Party’s Group, violate any Law or agreement or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties will use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence, (y) such information will relate to a period or periods (or any portion thereof) ending on or before the date of the Separation Completion Time, and (z) such information will not be used by the requesting party for commercial purposes; provided, however, that conditions (x)-(z) will not apply with respect to information that belongs to the requesting party and is only in the possession of the other party and, conditions (x) and (y) will not apply with respect to information described in Section 6.1(c).

(b)    Any Party providing information pursuant to this Section 6.1 will only be obligated to provide such information in the form, condition and format in which it then exists, and in no event will such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 will expand the obligations of a Party under Section 6.4.

(c)    Without limiting the generality of Section 6.1(a), until the end of the VSI fiscal year ended January 31 during which the Spin-off Date occurs (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year ended January 31 during which the Spin-off Date occurs), each Party will use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and any management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting required by applicable Law; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

(d)    Notwithstanding the other provisions of this Section 6.1 (except for the provisions of Section 6.1(a) relating to access to information), SpinCo will abide by the data preservation, maintenance and restoration provisions of Schedule 6.1(d) hereto for VSI’s benefit with respect to the backup tapes and other backup systems described in such schedule (which will remain under SpinCo’s control following the Spin-off Date and which contain the sole backup copies of such data).

6.2    Ownership of Information. The provision of any information pursuant to Section 6.1 or 6.7 will not affect the ownership of such information (which will be determined solely in accordance with the other terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information that the requesting Party’s Group did not already possess, other than the right to use such information in accordance with and as contemplated by the terms of this Agreement or any Ancillary Agreement.

6.3    Compensation for Providing Information. Any Party requesting information pursuant to this Article VI agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or any other member of such Party’s Group or in connection with the restoration of backup media for purposes of providing the requested information), provided that (i) neither Party will have the right to any reimbursement under this Section 6.3 unless and until such Party’s reasonable out-of-pockets costs in a single month, exceed, in the aggregate, $5,000.00 (the “De Minimis Amount”), in which case the providing Party will be entitled to reimbursement for such month for all reasonable out-of-pockets costs incurred that exceed the De Minimis Amount and (ii) no amounts will be payable by either Party in connection with their obligations under Section 6.1(c) or by VSI to SpinCo in connection with SpinCo’s obligations under Section 6.1(d). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties or other members of their respective Groups, such costs will be computed in accordance with the providing Party’s standard methodology and procedures as may be provided to the other Party from time to time.

6.4    Record Retention.

(a)    To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, each of the Parties agrees to use (and to cause the other members of its respective Group to use) commercially reasonable efforts, which will be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control on the Effective Time in accordance with the policies of VSI as in effect on the Effective Time or such other policies as may be adopted by VSI after the Effective Time (provided that in the case of SpinCo, that VSI notifies SpinCo of any such change). Notwithstanding the foregoing or either Party’s internal policies and legal hold procedures, (i) no Party will destroy or permit any member of its respective Group to destroy, any information which relates to the other Party and which the other Party may have the right to obtain pursuant to the terms of this Agreement or any Ancillary Agreement prior to the second anniversary of the Spin-off Date and (ii) SpinCo will comply with its obligations under Section 6.1(d) in accordance with Schedule 6.1(d).

(b)    After the Effective Time, the Parties will cooperate on the development of a plan and timetable, which will be reasonably satisfactory to VSI, for SpinCo to review its electronic and physical document repositories and to purge or mask any information that belongs to VSI or relates to the CES Business or any CES Asset or CES Liability. The Parties will split the cost of developing such plan. SpinCo will bear the cost of implementing such plan. Unless otherwise agreed by VSI, such plan will be finalized no later than the six month anniversary of the Spin-off Date and its execution will be completed no later than the 24 month anniversary of the Spin-off Date. Unless otherwise agreed by SpinCo, such plan will not require SpinCo to purge any data stored on the encrypted IT backup tapes referenced in Section 6.1(d).

6.5    Limitations of Liability. Neither Party will have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such information. No Party will have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6    Production of Witnesses; Records; Cooperation.

(a)    After the Effective Time, except in the case of an adversarial Action or Dispute between VSI and SpinCo, or any other members of their respective Groups, each Party will use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its Group’s control or which its Group otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to the reasonable business demands of such person) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of such Party’s Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party will bear all costs and expenses in connection therewith.

(b)    If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party will make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its Group’s control or which its Group otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, and will otherwise reasonably cooperate in such defense, settlement or compromise.

(c)    Without limiting the foregoing, except in the case of an adversarial Action or Dispute between VSI and SpinCo or any other members of their respective Groups, the Parties will cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d)    Without limiting any provision of this Section 6.6 and subject to the terms of the Ancillary Agreements, each Party agrees to cooperate, and to cause each other member of its respective Group to reasonably cooperate, with the other Party in the defense of any infringement or similar claim with respect to any Intellectual Property and will not claim to acknowledge, or permit any other member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a Third Party in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e)    The obligation of the Parties to provide witnesses pursuant to this Section 6.6 is intended to be interpreted in a manner so as to facilitate cooperation and will include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.7    Privileged Matters.

(a)    The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the CES Group and the SpinCo Group, and that each of the members of the CES Group and the SpinCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the CES Group or the SpinCo Group, as the case may be.

(b)    The Parties agree as follows:

(i)    VSI will be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the CES Business and not to the SpinCo Business, whether or not the Privileged Information is in the possession or under the control of any member of the CES Group or any member of the SpinCo Group.

VSI will also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any CES Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the CES Group or any member of the SpinCo Group; and

(ii)    SpinCo will be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the SpinCo Business and not to the CES Business, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the CES Group. SpinCo will also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any SpinCo Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the CES Group.

(iii)    If the Parties do not agree as to whether certain information is Privileged Information, then such information will be treated as Privileged Information, and the Party that believes that such information is Privileged Information will be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information until such time as it is determined by a court of competent jurisdiction that such information is not Privileged Information, unless the Parties otherwise agree. The Parties will use the procedures set forth in Article VII to resolve any Disputes as to whether any information relates solely to the CES Business, solely to the SpinCo Business, or to both the CES Business and the SpinCo Business.

(c)    Subject to the remaining provisions of this Section 6.7, the Parties agree that they will have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.7(b) and all privileges and immunities relating to any Actions or other matters that involve both VSI and SpinCo (or one or more members of their respective Groups) and in respect of which both VSI and SpinCo have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party (or another member of its Group) without the written consent of the other Party.

(d)    If any Dispute arises between the Parties or any other members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party or any other member of their respective Groups, each Party agrees that it will (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party (and the other members of the Group); and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it will not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e)    Subject to Section 6.9, in the event of any adversarial Action or Dispute between VSI and SpinCo, or any other members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that such waiver of a shared privilege will be effective only as to the use of information with respect to the Action or Dispute between the Parties or the applicable members of their respective Groups, and will not operate as a waiver of the shared privilege with respect to any Third Party.

(f)    Upon receipt by either Party, or by any other member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which the Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any other member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party will promptly notify the other Party of the existence of the request (which notice will be delivered to such other Party no later than five business days following the receipt of any such subpoena, discovery or other request) and will provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.7 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)    Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreements of VSI and SpinCo set forth in this Section 6.7 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, will not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h)    The Parties acknowledge that members of the CES Group and members of the SpinCo Group may have or develop interests adverse to each other following the Effective Time. Each Party hereby waives (i) any and all current and future objections to any outside counsel that represented VSI or any of its Affiliates prior to the Effective Time from continuing to represent or in the future representing their respective clients or either Party (or any members of such Party’s Group) in any matter, including matters in which members of the CES Group and members of the SpinCo Group are adverse and Disputes relating to this Agreement or any Ancillary Agreement and (ii) all current and future rights to seek disqualification, whether based on the possession or disclosure of confidential information or otherwise, of any such outside counsel from any representation of their respective clients or either Party (or any members of such Party’s Group) in any matter, including matters in which members of the CES Group and members of the SpinCo Group are adverse and Disputes relating to this Agreement or any Ancillary Agreement.

(i)    In connection with any matter contemplated by Section 6.6 or this Section 6.7, the Parties agree to, and to cause the other members of their respective Groups to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.8    Confidentiality.

(a)    Confidentiality. Subject to Section 6.9, any Ancillary Agreement and any other agreement between the Parties or other members of their respective Groups, from and after the Effective Time until the five-year anniversary of the Effective Time, each of the Parties will, and will cause each other member of its respective Group to, and will cause its and their respective Representatives to, hold in strict confidence, with at least the same degree of care that applies to VSI’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any other member of the other Party’s respective Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by the other Party or any other member of such Party’s Group or its or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and not use any such confidential and proprietary information other than for such purposes as will be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any other member of such Party’s Group or any of their respective Representatives in violation of this Agreement, any Ancillary Agreement or any other agreement between the Parties or other members of their respective Groups, (ii) later lawfully acquired from other sources by such Party (or any other member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality to the other Party (or any other member of such Party’s Group) with respect to such confidential and proprietary information, (iii) independently developed or generated without reference to or use of any proprietary or confidential information of any other Party or any other member of such Party’s Group, or (iv) determined by VSI, in its reasonable discretion, to be information required to be disclosed pursuant to federal, state or other applicable securities Laws or the rules of any applicable securities exchange, including in VSI’s periodic filings made under the Exchange Act; provided, with respect to trade secrets of any other Party or any member of any other Party’s Group or their respective businesses, the foregoing obligations and restrictions will remain in effect for so long as the relevant information remains a trade secret under applicable Law. If any confidential and proprietary information of one Party or any other member of such Party’s Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any other member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information will be used only as required to perform such services.

(b)    No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.8(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who will be advised of their obligations hereunder with respect to such information), except in compliance with Section 6.9. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information in accordance with applicable Laws and such that the information is no longer decipherable or Personal Information contained therein identifiable (and such copies thereof and such notes, extracts or summaries based thereon).

(c)    Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of such Party’s Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of or Personal Information relating to Third Parties (i) that was received under privacy policies, data processing agreements and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the Parties, was originally collected by any other Party or members of such other Party’s Group and that may be subject to privacy policies and data protection agreements, as well as privacy, data protection or other applicable Laws. Subject to any Ancillary Agreement and any other agreement between the Parties or other members of their respective Groups, each Party agrees that it will hold, protect and use, and will cause the members of its respective Group and its respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or Personal Information relating to, Third Parties in accordance with applicable privacy policies, data processing agreements, and privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among any other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand. The Parties and/or other members of their respective Groups further agree to enter into data processing agreements or data transfer agreements applicable to the processing or transfer of Personal Information as may be required by applicable Laws.

6.9    Protective Arrangements. In the event that a Party or any other member of such Party’s Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any other member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party will notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and will cooperate (to the extent reasonably practicable), at such other Party’s cost and expense, in seeking any appropriate protective order reasonably requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party (or other member of such Party’s Group) so required or receiving the request or demand reasonably determines that its failure to disclose or provide such information will actually prejudice the Party (or member of such Party’s Group) so required or receiving the request or demand (or other member of such Party’s Group), then the Party (or member of such Party’s Group) so required or that received such request or demand (or other member of such Party’s Group) may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party (or other member of such Party’s Group) will promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

6.10    Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.

ARTICLE VII

DISPUTE RESOLUTION

7.1    Dispute Process. The Parties agree that any dispute or disagreement between the Parties arising out of or relating to this Agreement or any Ancillary Agreements (other than a Third-Party Claim) (a “Dispute”) will be resolved exclusively as follows: (a) first, the Parties will use commercially reasonable efforts to resolve the Dispute expeditiously through negotiation by engaging in an informal dispute resolution process with the possibility of mediation as provided in Section 7.2; and (b) if negotiation and any mediation fails, by resolving the Dispute in the U.S. District Court for the Southern District of New York (if a basis for U.S. federal court jurisdiction exists), or in the Commercial Division of the Supreme Court of the State of New York sitting in the County of New York (if a basis for U.S. federal court jurisdiction does not exist), or if those courts are not available in another court of competent jurisdiction located in the State of New York in the County of New York as provided in Section 7.3. Each Party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article VII will be the exclusive means for resolution of any Dispute. The initiation of informal dispute resolution will toll the applicable statute of limitations and defenses based upon the passage of time for the duration of any negotiation and mediation until such time as any Party declares the tolling period to end plus 30 days, and the Parties agree to enter into such agreements or take such others actions as may be necessary to effectuate such period of tolling.

7.2    Informal Dispute Resolution.

(a)    The Dispute resolution process will begin with a written notice from one Party to the other (a “Dispute Notice”), (i) reasonably describing the nature of any Dispute and including the outcome desired by the notifying Party and (ii) requesting the formation of the Steering Committee and referral of the Dispute to the Steering Committee for good faith negotiations and potential resolution.

(b)    Within three business days of receipt of a Dispute Notice by either Party pursuant to Section 7.2(a), VSI and SpinCo will form a steering committee (the “Steering Committee”), which will be comprised of four members, two of whom will be appointed by VSI and two of whom will be appointed by SpinCo, to oversee the dispute resolution process provided in this Article VII. The Parties will use commercially reasonable efforts to cause their respective members of the Steering Committee to make a good faith effort to promptly resolve all Disputes referred to the Steering Committee pursuant to Section 7.2.

(c)    Following referral of the matter to the Steering Committee, the Parties will cause the Steering Committee to meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the Dispute which the Parties believe to be appropriate and germane in connection with the resolution of the Dispute.

(d)    During the course of the negotiation, subject to the Parties’ respective confidentiality obligations and subject to the provisions of Article VI, all reasonable requests made by either Party to the other for information directly related to the Dispute will be honored in order that the members of the Steering Committee may be fully advised in the matter. The specific format for the Steering Committee’s discussions and negotiations will be left to the discretion of the Steering Committee but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other Party.

(e)    If the Dispute has not been resolved by the Steering Committee within 15 days following delivery of Dispute Notice, either Party may submit the Dispute for non-binding mediation to be conducted in New York, New York in accordance with the JAMS International Mediation Rules. The mediator may be mutually selected by the Parties or selected in accordance with the JAMS International Mediation Rules. The mediator will have 30 days from the date the Dispute is submitted to him or her (or such longer period as the Parties may mutually agree in writing) (the “Mediation Period”) to attempt to resolve the Dispute, and the Parties agree to cooperate fully in the mediation process. If the Dispute has not been resolved through mediation within the Mediation Period, either Party may initiate litigation to resolve the Dispute in accordance with Section 7.3.

(f)    Except as otherwise independently discoverable, nothing said or disclosed, nor any document produced, in the course of any negotiation or mediation to resolve a Dispute pursuant to this Section 7.2 will be offered or received as evidence or used for impeachment in any proceedings (including the proceedings contemplated in Section 7.3), as such information will be considered to have been disclosed for settlement purposes only.

7.3    Resolution by Courts.

(a)    If the negotiation and any mediation contemplated by Section 7.2 does not resolve the Dispute, and a Party wishes to pursue its rights relating to such Dispute, then, except as provided in and subject to Section 7.4, such Dispute may be brought and resolved in the U.S. District Court for the Southern District of New York (if a basis for U.S. federal court jurisdiction exists), or in the Commercial Division of the Supreme Court of the State of New York sitting in the County of New York (if a basis for U.S. federal court jurisdiction does not exist), or if those courts are not available in such other court of competent jurisdiction located in the State of New York in the County of New York and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(i)    submits for itself and its property to the exclusive jurisdiction of such courts with respect to any Dispute, and agrees that all claims in respect of any Dispute will be heard and determined in such courts;

(ii)    agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Dispute;

(iii)    agrees that the mailing of any process required by any such court by certified or registered mail, return receipt requested, to the other Party at such Party’s notice address pursuant to Section 10.6 will be effective service of process; provided, however, that nothing herein will be deemed to prevent a Party from making service of process by any other means authorized by Law.

(b)    The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of New York for any purpose except with respect to any Dispute.

7.4    Interim Relief. Notwithstanding any other provision of this Article VII, at any time during the existence of a Dispute between the Parties, either Party may request a court of competent jurisdiction to grant provisional interim relief (a) for the purpose of preventing or minimizing irreparable harm for which money damages would not provide adequate relief, or (b) for matters involving the disclosure of such Party’s confidential information. A delay in seeking injunctive relief attributable to following the procedures of this Article VII or otherwise seeking to amicably resolve the Dispute with the other Party will not serve as a basis to object to a request for injunctive relief.

7.5    Failure of a Party to Comply with Dispute Resolution Process. If either Party does not act in accordance with this Article VII, then the other Party may seek all remedies available at law or in equity to enforce this Article VII.

7.6    Expenses. In the event of any Dispute, the prevailing party will be entitled to recover its costs, expenses and attorneys’ fees incurred in pursuit and resolution of any Dispute from the other party.

7.7    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY DISPUTE AND COVENANTS THAT NEITHER IT NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO SUCH TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (B) SUCH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY AND (C) SUCH WAIVER CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SUCH PARTY IS RELYING AND WILL RELY IN ENTERING INTO THE TRANSACTION AGREEMENTS. EACH PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

7.8    Continuation of Services and Commitments. Unless otherwise agreed in writing, the Parties will, and will cause the members of their respective Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of the Dispute resolution pursuant to this Article VII unless such commitments or obligations are the specific subject of the Dispute at issue.

7.9    Dispute Resolution Coordination. Except to the extent otherwise provided in Section 13 of the Tax Matters Agreement, the provisions of this Article VII (other than this Section 7.9) will not apply with respect to the resolution of any dispute, controversy or claim arising out of or relating to Taxes or Tax matters (it being understood and agreed that the resolution of any dispute, controversy or claim arising out of or relating to Taxes or Tax matters will be governed by the Tax Matters Agreement).

ARTICLE VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1    Further Assurances.

(a)    In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will (and will cause each member of its Group to) use its reasonable best efforts, prior to, at and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)    Without limiting the foregoing, prior to, at and after the Effective Time, each Party will (and will cause each member of its Group to) cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the SpinCo Assets and the CES Assets and the assignment and assumption of the SpinCo Liabilities and the CES Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will (and will cause each member of its Group to), at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets transferred or allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c)    At or prior to the Effective Time, VSI and SpinCo, in their respective capacities as direct and indirect shareholders of other members of their respective Groups, will each approve or ratify any actions that are reasonably necessary or desirable to be taken by VSI, SpinCo or any of the other members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)    Nothing in this Article VIII will limit or affect the provisions of Section 3.1(a) or Article IX.

8.2    Non-Competition; Non-Solicitation.

(a)    As an essential consideration for the obligations of the Parties under this Agreement, and in contemplation of the consummation of the Separation and the Distribution, each of VSI and SpinCo hereby agrees that, for a period of 36 months following the Spin-off Date (the “Non-Compete Period”), such Party will not, and will cause each other member of its respective Group not to, directly or indirectly own, invest in, operate, manage, control, participate or engage in any Prohibited Business. “Prohibited Business” means (i) with respect to any member of the CES Group, the SpinCo Business as conducted immediately following the Effective Time; and (ii) with respect to any member of the SpinCo Group, the CES Business as conducted immediately following the Effective Time; provided, that nothing in this Section 8.2 will prohibit the ownership by VSI or SpinCo, as the case may be, or any member of its Group, of debt, equity or other class of securities of any Person that owns, invests in, operates, manages, controls, participates or engages directly or indirectly in a Prohibited Business, provided ownership of such securities (either directly, indirectly or upon conversion) is less than 5% of such class of securities of such Person.

(b)    In the event that a merger, acquisition, consolidation or other business combination with another Person that directly or indirectly owns, invests in, operates, manages, controls, participates or engages in a Prohibited Business results in VSI or SpinCo, as the case may be, directly or indirectly owning, investing in, operating, managing, controlling, participating or engaging in a Prohibited Business in breach of Section 8.2(a) at the time of such transaction, the parties to such transaction will have a period of 365 days from the date of the closing or consummation of such transaction to cure (by divestiture or otherwise, including, for the avoidance of doubt, in the event that such 365-day cure period extends beyond the expiration of the Non-Compete Period) such failure before the parties are deemed to be in breach of this Section 8.2.

(c)    For a period of 36 months following the Spin-off Date, each Party will not, and will cause its Subsidiaries not to, without the prior written approval of the other Party, directly or indirectly (i) interfere with or influence the business arrangement, whether contractual or otherwise, between any customer of the other Party or member of its respective group, or (ii) solicit any Person who was a customer of the other Party or member of its respective Group to terminate or alter its relationship with the other Party or member of its respective Group. For the avoidance of doubt, VSI and SpinCo may provide services to the same party during such period.

(d)    For a period of 36 months following the Spin-off Date, each Party will not, and will cause its Subsidiaries not to, without the prior written approval of the other Party, directly or indirectly solicit (or cause to be directly or indirectly solicited) for employment any employee of the other Party’s respective Group; provided that the foregoing restriction will not apply to (i) generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or other similar means which are not specifically targeted at such employees or hiring any person that responds to such generalized search or (ii) any such employees whose employment is terminated by the other Party or any member of its respective Group or who voluntarily terminates his or her employment prior to any such solicitation by the other Party.

(e)    It is the intention of each of the Parties that if any of the restrictions or covenants contained in this Section 8.2 is held by a court of competent jurisdiction to cover a geographic area or to be for a length of time that is not permitted by applicable Law, or is in any way construed by a court of competent jurisdiction to be too broad or to any extent invalid, such provision will be construed and interpreted or reformed by a court of competent jurisdiction to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 8.2) as will be valid and enforceable under such Law. Each of VSI and SpinCo acknowledges that any breach of the terms, conditions or covenants set forth in this Section 8.2 will be competitively unfair and may cause irreparable damage to the other Party because of the special, unique, unusual and extraordinary character of the business of the CES Group and the SpinCo Group, respectively, and the recovery of damages at Law will not be an adequate remedy. Accordingly, each of the Parties agrees that for any breach of the terms, covenants or agreements of this Section 8.2, a restraining order or an injunction or both may be issued against the breaching Party, in addition to any other rights or remedies a non-breaching Party may have.

(f)    Nothing in this Section 8.2 will prohibit directors or officers of VSI from serving on SpinCo’s board of directors nor from serving as directors or officers of VSI during or following their service on SpinCo’s board of directors. Notwithstanding the foregoing, the Parties will staff the boards of directors of VSI and SpinCo in a manner that does not contravene the Parties’ intention that the Distribution qualify as a transaction that is generally tax-free under Section 355 of the Code for U.S. federal income tax purposes.

ARTICLE IX

TERMINATION

9.1    Termination. Notwithstanding any provision to the contrary, this Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by VSI, in its sole and absolute discretion, without the approval or consent of any other Person, including SpinCo. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

9.2    Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, this Agreement and all Ancillary Agreements will become void and no Party (nor any of its Affiliates, directors, officers or employees) will have any Liability or further obligation to the other Party (or any of its Affiliates) by reason of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1    Counterparts; Entire Agreement; Corporate Power; Facsimile Signatures.

(a)    This Agreement may be executed in one or more counterparts (including by facsimile, PDF or other electronic transmission), all of which will be considered one and the same agreement.

(b)    This Agreement and the Ancillary Agreements contain the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter.

(c)    Each Party represents and warrants to the other Party as follows:

(i)    it has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)    this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

10.2    Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement will be governed by and construed and interpreted in accordance with the Laws of the State of Delaware without regard to rules of conflicts of laws.

10.3    Coordination with Ancillary Agreements. Except as expressly set forth in the applicable Ancillary Agreement, in the case of any conflict between this Agreement, on the one hand, and any Ancillary Agreement (other than a Transfer Document), on the other, in relation to matters specifically addressed by such Ancillary Agreement, the applicable Ancillary Agreement, will prevail. For the avoidance of doubt, in the case of any conflict between this Agreement and any Ancillary Agreement (other than a Transfer Document), on the one hand, and any Transfer Document, on the other, this Agreement or the Ancillary Agreement that is not a Transfer Document will prevail. In addition, for the avoidance of doubt, the Tax Matters Agreement will govern all matters (including any indemnities and payments among the Parties and each other member of their respective Groups and the allocation of any rights and obligations pursuant to agreements entered into with Third Parties) relating to Taxes or otherwise expressly addressed in the Tax Matters Agreement.

10.4    Binding Effect; Assignability. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that no Party may assign any of its rights or assign or delegate any of its obligations under this Agreement without the express prior written consent of the other Party.

10.5    No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective Subsidiaries, Affiliates, successors and assigns and will not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement. The Parties agree that each SpinCo Indemnitee and CES Indemnitee who is not a party to this Agreement is an intended third party beneficiary of the indemnification provisions of this Agreement

10.6    Notices. All notices, requests and other communications to any Party hereunder will be in writing and will be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses:

If to VSI, to:

Verint Systems Inc.

175 Broadhollow Road

Melville, New York 11747

Attention: Chief Administrative Officer

Email: peter.fante@verint.com

with a copy to (which will not constitute notice):

Jones Day

250 Vesey Street

New York, New York 10281

Attention: Randi C. Lesnick

Email: rclesnick@JonesDay.com

If to SpinCo to:

Cognyte Software Ltd.

33 Maskit

Herzliya Pituach 4673333

Israel

Attention: Ziv Levi, Chief Legal Officer

Email: ziv.levi@cognyte.com

with a copy to (which will not constitute notice):

Meitar Law Offices

16 Abba Hillel Rd.

Ramat Gan 5250608

Israel

Attention: Dan Shamgar

Email: dshamgar@meitar.com

A Party may, by notice to the other Party, change the address to which such notices are to be given. All such notices, requests and other communications will be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication will be deemed not to have been received until the next succeeding business day in the place of receipt.

10.7    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid, void or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties will negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect, as closely as possible, the original intent of the Parties.

10.8    Force Majeure. No Party will be deemed in default of this Agreement or (unless otherwise expressly provided therein) any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) will be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision will, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements as soon as reasonably practicable.

10.9    Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all out-of-pocket fees, costs and expenses incurred prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Separation, the Form 20-F and the Distribution and the consummation of the transactions contemplated hereby and thereby will be borne by the Party or the applicable member of such Party’s Group incurring such fees, costs or expenses.

10.10    Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

10.11    Survival of Covenants. Except as expressly set forth in this Agreement, the covenants and agreements contained in this Agreement, and Liability for the breach of any such obligations contained herein, will survive the Separation and the Distribution and will remain in full force and effect.

10.12    Waivers of Default; Remedies Cumulative. Waiver by a Party of any default by another Party of any provision of this Agreement will not be deemed a waiver by the waiving Party of any subsequent or other default, nor will it prejudice the rights of another Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.13    Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.14    Amendments. No provisions of this Agreement may be waived, amended, supplemented or modified, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.15    Interpretation. In this Agreement and the Ancillary Agreements (unless otherwise expressly provided therein), (a) words in the singular will be deemed to include the plural and vice versa and words of one gender will be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement; (c) Article, Section, Schedule and Exhibit references are to the Articles, Sections, Schedules and Exhibits to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) will be deemed to include the exhibits, schedules and annexes to such agreement; (e) references to “$” will mean U.S. dollars; (f) the word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified; (g) the word “or” will not be exclusive; (h) unless otherwise specified in a particular case, the word “days” refers to calendar days; (i) references to “written” or “in writing” include in electronic form; (j) references to “business day” will mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States, or Israel as the context requires; (k) references herein to this Agreement or any other agreement contemplated herein will be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (l) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import will all be references to [●], 2021.

10.16    Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither SpinCo or any other member of the SpinCo Group, on the one hand, nor VSI or any other member of the CES Group, on the other hand, will be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other (other than any such damages awarded to a Third Party with respect to a Third-Party Claim).

10.17    Performance. VSI will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the CES Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SpinCo Group.

10.18    Mutual Drafting. This Agreement and the Ancillary Agreements will be deemed to be the joint work product of the Parties, and any rule of construction that a document will be interpreted or construed against a drafter of such document will not be applicable.

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IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

VERINT SYSTEMS INC.

By:
Name:
Title:

COGNYTE SOFTWARE LTD.

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]